Exhibit 10(rr)

                              SEPARATION AGREEMENT

            THIS AGREEMENT (this "Agreement"), made and entered into as of this 30th day of March, 2001, by and between SIGA Technologies, Inc., 420 Lexington Avenue, Suite 620, New York, New York 10170, and Joshua D. Schein, Ph.D., 524 Clubhouse Road, Woodmere, New York, 11598. As used throughout this Agreement:
"Company" refers to SIGA Technologies, Inc., together with its their past and present parents, subsidiaries, and affiliates, and each of their respective past and present officers, directors, agents, employees, successors and assigns, in both their individual and corporate capacities; and "Executive" refers to Joshua
D. Schein, Ph.D., his heirs, executors, administrators, agents, successors, assigns and dependents.

                                   WITNESSETH:
                                   ----------

            WHEREAS, Executive is serving as the Chief Executive Officer of SIGA Technologies, Inc. and as a member of the Board of Directors of SIGA Technologies, Inc.; and

            WHEREAS, by mutual agreement between Executive and the Company, Executive has agreed to resign as an employee, officer and director of the Company effective as of April 16, 2001 or such other date as is consented to by Donald G. Drapkin (the "Effective Date"); and

            WHEREAS, SIGA Technologies, Inc, Executive, Judson A. Cooper, Gabriel M. Cerrone, Thomas E. Constance, Donald G. Drapkin and Eric A. Rose, M.D. are entering into a letter agreement of even date herewith (the "Restructuring Agreement") in reliance, in part, upon the execution and delivery of, and performance under, this Agreement.

            WHEREAS, there has been a "Change of Control" as such term is defined in the Employment Agreement (as defined herein).

            NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the parties hereto agree as follows:

ARTICLE I: RESIGNATION AND TERMINATION OF EMPLOYMENT AGREEMENT

      1.1 Resignation and Termination. Executive hereby resigns as an employee, officer and director of the Company effective as of the close of business on the Effective Date. Notwithstanding any provision of the Amended and Restated Employment Agreement between the SIGA Technologies, Inc. and Executive, dated October 6, 2000 (the "Employment Agreement"), to the contrary, such resignation shall not be deemed to be a breach by Executive or the Company of the Employment Agreement. Except as otherwise expressly provided in this Agreement, Executive agrees that this Agreement supersedes the Employment Agreement (and any other existing employment agreements between Executive and the Company). Without limiting the generality of the foregoing, Executive, in consideration of the benefits received hereunder and under the Restructuring Agreement, waives payment of any Change of Control Amount as defined in the Employment Agreement.

            1.2 Certain Representations. Executive represents and warrants that, other than the Employment Agreement and as provided for under the Restructuring Agreement, Executive is not party to any agreement or arrangement respecting employment by the Company. Executive also represents and warrants that, to the best of his knowledge, he has fully complied with his obligations under the Employment Agreement and has done nothing contrary to its terms.

ARTICLE II: SEVERANCE PAYMENTS AND BENEFITS

      Section 2.1 Payments. On the Effective Date, SIGA Technologies, Inc. shall pay Executive, any accrued, but unpaid Base Salary (as defined in the Employment Agreement) through the Effective Date in full and complete satisfaction of any and all amounts due to Executive from the Company upon termination of employment.

      Section 2.2 Options. The terms of certain options held by Executive shall be modified in accordance with, and subject to, the terms and conditions of the Restructuring Agreement.

      Section 2.3 Company Benefits. SIGA Technologies, Inc. shall provide Executive with certain health insurance benefits in accordance with, and subject to, the terms and conditions of the Restructuring Agreement.

      Section 2.4 Withholding of Taxes. The Company will withhold from any benefits or compensation payable under this Agreement or the Restructuring Agreement all federal, state and local taxes, social security and all other customary withholdings as may be required pursuant to any law or governmental regulation or ruling.

      Section 2.5 No Other Payments. Except as specifically provided in this
Article 2 or in the Restructuring Agreement or as otherwise required by law, Executive shall not be entitled to receive any sums of money, payments, benefits or severance amounts from the Company following the Effective Date, whether pursuant to the Employment Agreement or otherwise.

      ARTICLE III: CONFIDENTIAL INFORMATION AND RETURN OF PROPERTY

      Section 3.1 Confidentiality. Executive acknowledges that during his service and employment with the Company he has been privy and made party to confidential information, including but not limited to knowledge or data relating to the Company and the Company's businesses and investments, information regarding vendors, employees, strategic and business plans, and analysis of competitors ("Confidential Information") and Trade Secrets (as defined below).

            (a) It is a material condition of this Agreement that Executive complies with the terms of Section 9 of the Employment Agreement (entitled "Confidentiality, Ownership, and Covenants"), the terms of which are incorporated by reference herein; provided, however, that Executive shall be relieved of his obligations under Subsection (d) and clauses (i) and (ii) of

Subsection (e) thereof. Matters concerning notice an severability in connection with Section 9 of the Employment Agreement shall continue to be governed by Sections 15 and 16 of the Employment Agreement, each of which is incorporated by reverence herein.

            (b) In addition to, and not limited by, the provisions of Section 9 of the Employment Agreement, Executive agrees that, following the Effective Date, Executive shall hold in a fiduciary capacity for the benefit of the Company all Trade Secrets and Confidential Information, which shall have been obtained by Executive during his service and employment with the Company and which is not generally available public knowledge (other than by acts by Executive). Executive shall not at any time, without the prior written consent of SIGA Technologies, Inc. or as may otherwise be required by law or any legal process (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such Trade Secrets or Confidential Information to anyone other than the Company and those expressly designated by the Company. For purposes of this Agreement, "Trade Secrets" shall mean all information, without regard to form, including, but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, business projections, product plans, distribution lists or lists of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      Section 3.2 Return of Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business and any and all property (in what ever form or medium) of the Company in Executive's possession, custody or control shall be returned to SIGA Technologies, Inc. on or before the Effective Date. Executive hereby assigns to SIGA Technologies, Inc. all rights, title and interest in and to Trade Secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by or in the service of the Company. Executive shall take all such further actions as are reasonably necessary to effectuate the provisions of this Section 3.2.

ARTICLE IV: NO ADMISSION.

      In executing this Agreement, neither the Company nor Executive admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

ARTICLE V: RELEASE

      Section 5.1 Release of Claims by Executive.

            (a) Except as necessary to enforce the terms of this Agreement and the Restructuring Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein and therein, Executive hereby releases the Company to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which Executive has or may have for any period prior to and including the date of his execution of this Agreement, including, but not limited to, any claim of defamation, wrongful discharge, breach of contract, claims for unpaid wages, claims arising under or related to the Employment Agreement and claims of discrimination under the Age Discrimination in Employment Act of 1967 and all other federal, state and local laws, and any claim for attorneys' fees or costs.

            (b) Executive represents that he does not have any claim, action or proceeding pending against the Company or which arises out of his employment by the Company. Executive represents and warrants that he has not assigned or subrogated any of his rights, claims and causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims and/or causes of action.

      Section 5.2 Release of Claims by the Company. Except as necessary to enforce the terms of this Agreement and the Restructuring Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, the Company hereby releases Executive from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, arising out of Executive's employment by the Company which the Company has or may have for any period prior to and including the date of the execution of this Agreement; provided, however, that the Company does not release herein any claims the Company may now or in the future have against Executive for acts of intentional misconduct committed by Executive during Executive's employment with the Company.

ARTICLE VI: FORM S-8

      The Company shall have obligations with respect to the Registration Statement on Form S-8 registering Common Stock issued in connection with the Company's employee stock incentive plan in accordance with, and subject to the terms and conditions of, the Restructuring Agreement.

ARTICLE VII: INDEMNIFICATION AND DIRECTORS AND OFFICERS INSURANCE

      The Company shall indemnify Executive in accordance with, and subject to the terms and conditions of the Restructuring Agreement. The Company shall cause Executive to be covered by its directors and officers liability insurance policy so long as it maintains such a policy for any current or former directors or officers; provided that this obligation shall cease upon the expiration of all applicable statutes of limitations applicable to potential causes of action against Executive which could be covered under such insurance policy.

ARTICLE VIII: MISCELLANEOUS

      Section 8.1 Remedy. Should Executive engage in or perform, either directly or indirectly, any of the acts prohibited by Article 3 or, in any other way, violate such Article, it is agreed that the Company would suffer irreparable harm that would be impossible to quantify. Accordingly, the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

      Section 8.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address as provided in the preamble hereto or sent to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this Section 8.2.

      Section 8.3 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York without giving effect to any choice of law principles or to where the parties are located at the time a dispute arises.

      Section 8.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

      Section 8.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

      Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

      Section 8.7 Headings. The Article, Section and Subsection headings used herein have been inserted for purposes of convenience only and shall not be used for interpretive purposes.

      Section 8.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

      Section 8.9 Affiliate. As used in this Agreement, "affiliate," with respect to any person or entity, shall mean any other person or entity which directly or indirectly through any one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with such person or entity.

      Section 8.10 Assignment. No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity, except by will or the laws of descent and distribution. In the event of Executive's death prior to receipt by Executive of all amounts payable to Executive hereunder, such amounts shall be payable to Executive's designated beneficiaries on the same schedule as provided for in this Agreement. No rights or obligations of SIGA Technologies, Inc. under this Agreement may be assigned or delegated to any other person or entity, except to a successor to the business or substantially all of the assets of SIGA Technologies, Inc.

      Section 8.11 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, together with the Restructuring Agreement, constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to Executive's resignation from the Company and supersedes all prior employment or severance agreements between Executive and the Company, including, but not limited to, the Employment Agreement (except as otherwise expressly provided herein). Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive waiving his rights under the Employment Agreement. Except as otherwise expressly provided herein, each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein or in the Restructuring Agreement, and that no agreement, statement, or promise relating to Executive's resignation from the Company, that is not contained in this Agreement or the Restructuring Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the parties and consented to in writing by each party to the Restructuring Agreement. Each Party to the Restructuring Agreement that is not also a party hereto shall be a third party beneficiary of this Agreement.

      Section 8.12 Legal Fees. The Company shall reimburse Executive for certain legal fees and expenses in accordance with, and subject to, the terms and conditions of the Restructuring Agreement.

ARTICLE IX: EXECUTIVE ACKNOWLEDGEMENTS

      Section 9.1 Executive acknowledges that he has read and understands the terms of this Agreement and has voluntarily agreed to these terms without coercion or undue persuasion by the Company.

      Section 9.2 Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement. Executive also acknowledges that he has had an adequate opportunity to review this Agreement before its execution.

      Section 9.3 Executive acknowledges that he has been afforded an opportunity to take at least twenty-one (21) days to consider this Agreement and has been advised to consult with the attorneys of his choice prior to executing this Agreement. Executive further acknowledges that he will have a period of seven (7) calendar days following his execution of this Agreement in which to revoke his consent, and that such revocation will be effective only if received in writing by Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York, 10022, Attention: David M. Zlotchew, Esq., on or before the expiration of this seven (7) day period. This Agreement will not become effective or enforceable until the revocation period has expired.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          SIGA TECHNOLOGIES, INC.


                                          By: /s/ Thomas N. Konatich
                                             -----------------------------------
                                             Thomas N. Konatich
                                             Vice President-Chief Financial
                                             Officer


                                             -----------------------------------
                                             Joshua D. Schein, Ph.D.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          SIGA TECHNOLOGIES, INC.


                                          By:
                                             -----------------------------------


                                             /s/ Joshua D. Schein
                                             -----------------------------------
                                             Joshua D. Schein, Ph.D.